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                                                                   EXHIBIT 10.29



                               LETTER OF AGREEMENT
                HEALTHSTREAM INC. AND HEALTHEON/WEBMD CORPORATION

         The purpose of this letter agreement (this "Agreement") is to set forth certain agreements regarding a strategic alliance between HealthStream, Inc. ("HealthStream") and Healtheon/WebMD Corporation ("Healtheon/WebMD").

1. Healtheon/WebMD grants HealthStream the right to be the exclusive provider of education, continuing education and training services for all healthcare organizations, healthcare professionals and healthcare workers on webmd.com and all other web sites owned or operated by Healtheon/WebMD for a term of five (5) years. The parties acknowledge that Healtheon/WebMD's "Just in Time CME" which delivers daily CME credits based on that day's medical news, may continue to be presented, provided that participants in "Just in Time CME" are registered in HealthStream's system and there is a promotional HealthStream logo and hyperlink to related HealthStream online courseware.

2. HealthStream pays Healtheon/WebMD $6.0 million per year for five (5) years paid on a quarterly basis as guaranteed minimum royalties (and in the first year, mutually agreed upon branding and promotion services), with the first quarterly payment due and payable to Healtheon/WebMD ninety (90) days after the execution of this Agreement. In the first year, $2 million of these amounts shall be applied toward mutually agreed upon branding, promotion and other services surrounding the launch of the strategic alliance and the remaining $4 million shall be applied toward guaranteed minimum royalties. In partial consideration of those payments, HealthStream receives 100% of the revenues derived from the sale of HealthStream's products and services through this Agreement until it recovers 100% of its payments to Healtheon/WebMD hereunder, and thereafter HealthStream receives 75% and Healtheon/WebMD receives 25% of such revenues.

3. If the revenues recognized by HealthStream through this Agreement prior to the end of the initial five (5) year term are less than $30 million HealthStream, at its option, may extend the initial term hereof for one
         (1) additional year upon payment of $1.00 to Healtheon/WebMD.

4. Healtheon/WebMD will purchase a total of $10 million worth of HealthStream's common stock contemporaneous with the closing of its initial public offering, subject to a lockup of one year on one-half of those shares and a lockup of two years on the remaining half of those shares.

5. Healtheon/WebMD shall prominently display HealthStream's trademark and logo whenever and wherever continuing education or training is promoted by Healtheon/WebMD.

6. Healtheon/WebMD will make reasonable efforts to arrange sales or business development meetings between HealthStream and Healtheon/WebMD customers and partners, including, but not limited to, HealthSouth and CVS Pharmacy.


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7.       HealthStream, at its option, may terminate this Agreement in its entirety if it has not closed an initial public offering of its common stock or a private offering of equity securities raising at least $40 million in the aggregate within six (6) months of the execution of this Agreement.


Agreed and accepted this 29th day of February 2000.


HEALTHSTREAM, INC.


/s/ Robert A. Frist, Jr                    2/29/00
---------------------------               -----------------
Robert A. Frist, Jr.                      Date
Chief Executive Officer


HEALTHEON/WEBMD


/s/ W. Michael Heekin                      2/29/00
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W. Michael Heekin                         Date
Executive Vice President,
Strategic Relations




Letter of Agreement                      2
HealthStream and Healtheon/WebMD